EXHIBIT 12

IRON MOUNTAIN INCORPORATED
STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Dollars in thousands)

	Year Ended December 31,
	2012	2013	2014	2015	2016
Earnings:
Income from Continuing Operations before
Provision (Benefit) for Income Taxes and
Gain on Sale of Real Estate	$296,805	$159,871	$223,373	$162,066	$146,644
Add:
Gain on Sale of Real Estate(1)	261	1,847	10,512	1,059	2,310
Fixed Charges	326,261	335,637	345,781	344,606	417,774
	$623,327	$497,355	$579,666	$507,731	$566,728
Fixed Charges:
Interest Expense, Net	$242,599	$254,174	$260,717	$263,871	$310,662
Interest Portion of Rent Expense	83,662	81,463	85,064	80,735	107,112
	$326,261	$335,637	$345,781	$344,606	$417,774
Ratio of Earnings to Fixed Charges	1.9x	1.5x	1.7x	1.5x	1.4x
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(1)
Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2012, 2013, 2014, 2015 and 2016 are $55, $430, $2,205, $209 and $130, respectively.